AMENDMENT NO. 2
TO
STOCK PURCHASE AGREEMENT

THIS AMENDMENT NO. 2 TO STOCK PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of this __th day of September, 2010, by and among InsWeb Corporation, a Delaware  corporation (the “Buyer”), Potrero Media Corporation, a California corporation (the “Company”), and Rick Natsch and Heather Natsch (the “Stockholders”).

RECITALS

WHEREAS, the parties hereto previously entered into that certain Stock Purchase Agreement dated as of August 31, 2010 (the “Agreement”) pursuant to which the Buyer intends to acquire the Company;

WHEREAS,  the parties wish to amend the Agreement as provided herein;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           All capitalized terms used herein shall have the same meaning as assigned in the Agreement unless otherwise defined herein.

2.           Notwithstanding the provisions of the Agreement, Buyer shall be entitled to withhold $1.5 million from the payments due to the Stockholders if the EBITDA of the Company for the three fiscal quarters ending September 30, 2011 is less than $686,250. Buyer’s right to withhold $1.5 million pursuant to the preceding sentence shall be satisfied, at the Stockholders’ election, by either withholding all or a  portion of the Stock Payment that is not subject to an indemnification claim pursuant to the Agreement with the shares from the Stock Payment withheld valued at the Average Price or from the Installment Cash Payment, or a combination thereof.  .  For the purposes of this Amendment, EBITDA shall be as defined in Exhibit A to the Agreement, and all other terms of Exhibit A, as amended below, shall be applicable.

3.           Paragraph 2(c) of Exhibit A of the Agreement shall be amended by adding the following to clarify the intent of the parties: “To the extent that the Company purchases and resells any click, lead, application, or other data using the Buyer’s technology infrastructure, the revenues from such sale, net of the direct costs of acquiring the click, lead, application, or other data, shall be  included in the calculation of the earnings of the Company.”

4.           Except as provided herein, the terms and conditions of the Agreement, as amended, remain in full force and effect.

           IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

BUYER:	INSWEB CORPORATION

 By:  /S/ Hussein A. Enan

Name: Hussein A. Enan

Title: CEO

COMPANY:	POTRERO MEDIA CORPORATION.

 By:  /S/ Richard A. Natsch____

Name: Richard A. Natsch

Title: President_______________________

STOCKHOLDERS:	/S/ Richard A Natsch________________
Rick Natsch

/S/ Heather Natsch___________________
Heather Natsch